UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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lululemon athletica inc.
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 9, 2010

TO OUR STOCKHOLDERS:

Notice is hereby given that the 2010 annual meeting of the stockholders, or the Annual Meeting, of lululemon athletica inc., a Delaware corporation, will be held on June 9, 2010, at 10:00 a.m. local time, in the Jade Ballroom at the Fairmont Pacific Rim Hotel located at 1038 Canada Place, Vancouver, British Columbia, for the following purposes:

1. To elect two Class III directors to hold office for a three-year term and until their respective successors are elected and qualified.

2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2011.

3. To transact such other business as may properly come before the meeting.

Our board of directors, or the Board, recommends that you vote “FOR” the election of each of the nominees to the Board and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Stockholders of record at the close of business on April 21, 2010 are entitled to notice of, and to vote at, this meeting and any adjournment or postponement thereof. In accordance with our Third Amended and Restated Bylaws, a list of those stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose relating to the meeting, at the office of the Secretary, lululemon athletica inc., 2285 Clark Drive, Vancouver, British Columbia, beginning May 3, 2010. The list will also be available at the Annual Meeting.

We are pleased to continue using the Securities and Exchange Commission’s “Notice and Access” delivery model allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this delivery process will expedite stockholders’ receipt of proxy materials and lower the costs and reduce the environmental impact of our Annual Meeting. On or about April 27, 2010, we intend to mail to our stockholders of record as of April 21, 2010 a Notice of Internet Availability of Proxy Materials, or the Notice, containing instructions on how to access our Proxy Statement and Annual Report to Stockholders for the fiscal year ended January 31, 2010. This Notice also provides instructions on how to vote online and includes instructions on how to receive a paper copy of the proxy materials by mail.

All stockholders are invited to attend the Annual Meeting. If you are a stockholder of record as of April 21, 2010, you will be admitted to the meeting if you present a form of photo identification. If you own stock beneficially through a bank, broker or otherwise, you will be admitted to the meeting if you present a form of photo identification and proof of ownership or a valid proxy signed by the record holder. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. Whether or not you plan to attend the Annual Meeting, please vote your shares via the Internet, as described in the accompanying materials, to assure that your shares are represented at the meeting, or, if you elect to receive a paper copy of the proxy card by mail, you may mark, sign and date the proxy card and return it in the enclosed postage-paid envelope. If you attend the meeting you will, of course, have the right to revoke the proxy and vote your shares in person.

By order of the Board of Directors,

/s/
Dennis J. Wilson
Dennis J. Wilson
Chairman of the Board of Directors
Vancouver, British Columbia
April 27, 2010

LULULEMON ATHLETICA INC.

PROXY STATEMENT

2010 ANNUAL MEETING OF STOCKHOLDERS

WEDNESDAY, JUNE 9, 2010

GENERAL INFORMATION

This Proxy Statement is being provided to solicit proxies on behalf of the board of directors of lululemon athletica inc. for use at the 2010 annual meeting of stockholders to be held on Wednesday, June 9, 2010, at 10:00 a.m., local time, in the Jade Ballroom at the Fairmont Pacific Rim Hotel, 1038 Canada Place, Vancouver, British Columbia, and at any adjournment or postponement thereof. We expect to first make this Proxy Statement available, together with our Annual Report for the fiscal year ended January 31, 2010, to stockholders on approximately April 27, 2010.

Our principal offices are located at 2285 Clark Drive, Vancouver, British Columbia V5N 3G9.

In this Proxy Statement, we refer to lululemon athletica inc. as lululemon, we, us or the company.

Internet Availability of Annual Meeting Materials

Under rules adopted by the Securities and Exchange Commission, or SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, or the Notice, to our stockholders of record. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. You will not receive a printed copy of the proxy materials unless you request one in the manner set forth in the Notice. This permits us to conserve natural resources and reduces our printing costs, while giving stockholders a convenient and efficient way to access our proxy materials and vote their shares.

We intend to mail the Notice on or about April 27, 2010 to all stockholders of record entitled to vote at the Annual Meeting.

Who May Vote

Only holders of record of our Common Stock and holders of record of our Special Voting Stock, which we refer to as the Exchangeable Stock, at the close of business on April 21, 2010, or the Record Date, will be entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, 51,430,555 shares of Common Stock and 19,321,328 shares of Exchangeable Stock were issued and outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting and each share of Exchangeable Stock is entitled to one vote at the Annual Meeting. Holders of Common Stock and Exchangeable Stock will vote together as a single class on all matters that come before the Annual Meeting; accordingly, throughout this Proxy Statement we refer generally to our outstanding Common Stock and Special Voting Stock as our “Common Stock.”

What Constitutes a Quorum

Stockholders may not take action at the Annual Meeting unless there is a quorum present at the meeting. The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock entitled to vote as of the close of business on the Record Date constitutes a quorum. Abstentions and broker non-votes will count toward establishing a quorum. Broker non-votes occur when brokers holding shares in street name for beneficial owners do not receive instructions from the beneficial owners about how to vote the shares. An abstention occurs when a stockholder withholds such stockholder’s vote by checking the “abstain” box on the proxy card, or similarly elects to abstain via the Internet voting. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, including the ratification of appointment of independent registered accounting firm.

Vote Required

Under applicable law and our Third Amended and Restated Bylaws, if a quorum is present at the Annual Meeting, the two director candidates who receive the greatest number of votes cast for the election of directors by shares present in person or represented by proxy and entitled to vote shall be elected directors. The ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast at the Annual Meeting. You are not entitled to cumulative voting rights in the election of directors.

Voting Process

Shares that are properly voted or for which proxy cards are properly executed and returned will be voted at the Annual Meeting in accordance with the directions given or, in the absence of directions, will be voted “FOR” the election of each nominee to the Board named herein, and “FOR” the ratification of the appointment of our independent registered public accounting firm. It is not expected that any other matters will be brought before the Annual Meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their discretion with respect to such matters.

The manner in which your shares may be voted depends on how your shares are held. If you are the record holder of your shares, meaning you appear as the stockholder of your shares on the records of our stock transfer agent, you may vote those shares via the Internet, or, if you request a printed copy of the proxy materials, via a proxy card for voting those shares included with the printed proxy materials. If you own shares in street name, meaning you are a beneficial owner with your shares held through a bank or brokerage firm, you may instead receive a voting instruction form with this Proxy Statement that you may use to instruct your bank or brokerage firm how to vote your shares.

Voting on the Internet

You can vote your shares via the Internet by following the instructions in the Notice. The Internet voting procedures are designed to authenticate your identity and to allow you to vote your shares and confirm your voting instructions have been properly recorded. If you vote via the Internet, you do not need to complete and mail a proxy card. We encourage you to vote your shares via the Internet even if you plan to attend the Annual Meeting.

Voting by Mail

You can vote your shares by mail by requesting a printed copy of the proxy materials sent to your address. When you receive the proxy materials, you may fill out the proxy card enclosed therein and return it per the instructions on the card. By signing and returning the proxy card according to the instructions provided, you are enabling the individuals named on the proxy card, known as “proxies,” to vote your shares at the Annual Meeting in the manner you indicate. If you request a printed copy of the proxy materials, we encourage you to sign and return the proxy card even if you plan to attend the Annual Meeting.

Voting by Telephone

You may be able to vote by telephone. If so, instructions are included with your Notice. If you vote by telephone, you do not need to complete and mail your proxy card.

Attendance and Voting at the Annual Meeting

If you are the record holder of your shares, you may attend the Annual Meeting and vote in person. You will be required to present a form of photo identification for admission to the Annual Meeting. If you own your stock in street name, you may attend the Annual Meeting in person provided that you present a form of photo identification and proof of ownership, such as a recent brokerage statement or a letter from a bank or broker, but in order to vote your shares at the Annual Meeting you must obtain a “legal proxy” from the bank or brokerage firm that holds your shares. You should contact your bank or brokerage account representative to obtain a legal proxy.

Revocation

If you are the record holder of your shares, you may revoke a previously granted proxy at any time before the Annual Meeting by delivering to the Secretary of lululemon athletica inc. a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Any stockholder owning shares in street name may change or revoke previously given voting instructions by contacting the bank or brokerage firm holding the shares or by obtaining a legal proxy from such bank or brokerage firm and voting in person at the Annual Meeting. Your personal attendance at the Annual Meeting does not revoke your proxy. Your last vote, prior to or at the Annual Meeting, is the vote that will be counted.

Householding

The SEC permits companies to send a single Notice, and for those stockholders that elect to receive a paper copy of proxy materials in the mail one copy of this Proxy Statement, together with our Annual Report for the fiscal year ended January 31, 2010, or fiscal 2009, to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if we provide advance notice and follow certain procedures. In such cases, each stockholder continues to receive a separate Notice, and for those stockholders that elect to receive a paper copy of proxy materials in the mail, one copy of our fiscal 2009 Annual Report and this Proxy Statement. This householding process reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for stockholders of record; however, certain brokerage firms may have instituted householding for beneficial owners of our Common Stock held through brokerage firms. If your family has multiple accounts holding our Common Stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of the Notice, our fiscal 2009 Annual Report and this Proxy Statement. The broker will arrange for delivery of a separate copy of the Notice, and, if so requested, a separate copy of these proxy materials promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Solicitation of Proxies

We pay the cost of soliciting proxies for the Annual Meeting. We solicit by mail, telephone, personal contact and electronic means and arrangements are made with brokerage houses and other custodians, nominees and fiduciaries to send Notices, and if requested, other proxy materials, to beneficial owners. Upon request, we will reimburse them for their reasonable expenses. In addition, our directors, officers and employees may solicit proxies, either personally or by telephone, facsimile or written or electronic mail. Our transfer agent, Computershare Trust Company, N.A., will assist in the solicitation of proxies. The transfer agent does not charge a separate fee for this service. We will reimburse the transfer agent for any expenses related to proxy solicitation. Stockholders are requested to return their proxies without delay.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

At the Annual Meeting, two Class III directors are to be elected to hold office for a term of three years. One of our current Class III directors, David M. Mussafer, will resign as a Class III director of the company effective immediately prior to the Annual Meeting, and the size of the Board and the number of Class III directors will each be reduced by one. Each director will serve until his or her successor shall be elected and qualified. The Board has no reason to believe that any of the nominees listed below will be unable to serve as a director. If, however, any nominee becomes unavailable, the proxies will have discretionary authority to vote for a substitute nominee. There are no family relationships among any of the directors or executive officers.

Unless authority to do so is withheld, the persons named as proxies will vote “FOR” the election of the nominees listed below.

The following table sets forth the name and age of each director and director nominee, the positions and offices held by each director with lululemon and the period during which the director has served as a director of lululemon.

			Director
Name	Age	Positions and Offices with lululemon	Since

Class I Directors whose terms expire at the 2011 Annual Meeting:
Michael Casey	64	Director	2007
RoAnn Costin	57	Director	2007
R. Brad Martin	58	Director	2007

Class II Directors whose terms expire at the 2012 Annual Meeting:
Christine M. Day	48	Chief Executive Officer	2008
Martha A.M. Morfitt	52	Director	2008
Rhoda M. Pitcher	55	Director	2005

Class III Director nominees for election at the 2010 Annual Meeting*:
Thomas G. Stemberg	61	Director	2005
Dennis J. Wilson	54	Chairman of the Board and Chief Innovation and Branding Officer	1998

*	David M. Mussafer, a current Class III director, will resign as a director immediately prior to the Annual Meeting.

Class III Director Nominees

Background information on each of Mr. Stemberg and Mr. Wilson, the Class III nominees, appears under “Corporate Governance — Our Board of Directors” beginning on page 6.

The Board Unanimously Recommends a Vote “FOR” the
Election of the Two Class III Director Nominees.

CORPORATE GOVERNANCE

Our Board of Directors

The following is brief description of each nominee and each director of lululemon whose term of office will continue after the annual meeting:

Class III Director Nominees for Election at the 2010 Annual Meeting of Stockholders

Thomas G. Stemberg has been a member of our Board since December 2005. Since March 2007, he has been the managing partner of Highland Consumer Fund, a venture capital firm. From February 2005 until March 2007, he was a venture partner with Highland Capital Partners. Mr. Stemberg co-founded Staples, Inc., an office supplies retailer, serving as its Chairman from 1988 to 2005, and as its CEO from 1986 until 2002. He serves on the board of directors of CarMax, Inc., a retailer of used cars, PETsMART, Inc., a retailer of pet supplies and products, and Guitar Center, a retailer of musical instruments. He received an AB in Physical Science from Harvard University, and an MBA from the Harvard Business School. The Board selected Mr. Stemberg to serve as director because of his extensive experience in managing and directing retail industry operations, public company corporate governance and executive compensation. The Board believes his extensive experience in a variety of leadership roles of retail companies allows him to provide significant insight and expertise to our Board.

Dennis J. Wilson founded our company in 1998 and has served as the Chairman of our Board of Directors since 1998. He currently also serves as our Chief Innovation and Branding Officer, and from December 2005 until March 2010, he served as our Chief Product Designer. Mr. Wilson was our Chief Executive Officer from 1998 until December 2005. In 1980, Mr. Wilson founded Westbeach Snowboard Ltd., a surf, skate and snowboard vertical retailer, and served as its CEO from 1980 until 1995, and as its Head of Design and Production from 1995 to 1997. Mr. Wilson received his BA in Economics from the University of Calgary. The Board selected Mr. Wilson to serve as director because, as the original founder of the company, he is in a unique position to support continuity in both our product vision and our cultural values. He also has extensive experience in leading and managing retail industry operations and strategic planning.

Class I Directors Continuing in Office until the 2011 Annual Meeting of Stockholders

Michael Casey has been a member of our Board since October 2007. He retired from Starbucks Corporation in October, 2007, where he had served as Senior Vice President and CFO from August 1995 to September 1997, Executive Vice President, CFO and Chief Administrative Officer from September 1997 to October 2007. Subsequent to retirement he served as a Senior Advisor to Starbucks Corporation from October 2007 to May 2008 and from November 2008 to present. Prior to joining Starbucks, Mr. Casey was Executive Vice President and CFO for Family Restaurant, Inc. and President and CEO of EI Torito Restaurants, Inc. He is also a member of the board of directors of The NASDAQ OMX Group, Inc. Mr. Casey graduated from Harvard College with an A.B. degree in Economics and later returned to graduate school, where he earned his MBA degree from Harvard Business School. The Board selected Mr. Casey to serve as director because he has extensive experience in corporate finance and accounting, managing retail-focused industry operations, strategic planning and public company corporate governance. The Board believes his service on executive, audit and compensation committees of other companies allows him to provide significant insight to our Board.

RoAnn Costin has been a member of our Board since March 2007. She has served as the President of Wilderness Point Investments, a financial investment firm, since 2005. From 1992 until 2005, she served as the President of Reservoir Capital Management, Inc., an investment advisory firm. Ms. Costin was a director and member of the audit committee of Toys R Us from 1995 to 2005. Ms. Costin received a B.A. in Government from Harvard University and an M.B.A. from the Stanford University Graduate School of Business. The Board selected Ms. Costin to serve as director because she has extensive experience in corporate finance and strategic planning. The Board believes her extensive management experience with respect to both public and private companies allows her to provide our Board with significant insight on the retail industry.

R. Brad Martin has been a member of our Board since March 2007. He served as the CEO of Saks Incorporated, a retail department store company, from 1989 until January 2006. He is a member of the board of directors of Ruby Tuesday, Inc., a restaurant company, First Horizon National Corporation, a banking company, and Dillard’s, Inc., a retail department store company. He also served on the board of directors of Gaylord Entertainment Company from November 2006 to May 2009. Mr. Martin received his BS in Political Science from the University of Memphis and an MBA from Vanderbilt University. The Board selected Mr. Martin to serve as director because he has extensive experience in leading and managing retail industry operations, with strong skills in corporate finance, strategic planning and public company corporate governance.

Class II Directors Continuing in Office until the 2012 Annual Meeting of Stockholders

Christine M. Day has been a member of our Board since July 2008. She served as our company’s Executive Vice President, Retail Operations, from January 2008 through April 2008, was appointed to the offices of President and Chief Operating Officer in April 2008, and was named Chief Executive Officer in July 2008. Ms. Day previously worked at Starbucks Corporation where she served as President, Asia Pacific Group, from July 2004 through February 2007. From July 2003 to October 2003, she was Co-President for Starbucks Coffee International. From 1987 to 2003, she served in various capacities at Starbucks, including Senior Vice President, North American Finance & Administration; and Vice President of Sales and Operations for Business Alliances. Until December 2009, Ms. Day served as a member of the board of directors of Select Comfort Corporation, a provider of adjustable-firmness beds and other sleep-related accessory products. She also served on the board of directors of Nu Skin, a provider of personal care and anti-aging products, from May 2007 to May 2008. Ms. Day received her BA in Administrative Management from Central Washington University, and is a graduate of Harvard Business School’s Advanced Management Program. The Board selected Ms. Day to serve as director because she is our Chief Executive Officer and she has extensive experience sales and marketing, managing retail-focused operations, international operations, corporate finance and strategic planning.

Martha A.M. (Marti) Morfitt has been a member of our Board since December 2008. She has served as the CEO of Airborne, Inc. since October 2009, and as a principal of River Rock Partners, Inc., a business and cultural transformation consulting firm since 2008. She served as the President and CEO of CNS, Inc. a manufacturer and marketer of consumer healthcare products, from 2001 through March 2007. From 1998 to 2001, she was COO of CNS, Inc. Ms. Morfitt currently serves on the boards of directors of Graco, Inc., a fluid handling systems and components company, Solta Medical, Inc., a developer of energy-based medical devices for aesthetic applications, and Life Time Fitness, Inc., an operator of fitness and athletic centers. She received her HBA from the Richard Ivey School of Business at the University of Western Ontario, and an MBA from the Schulich School of Business at York University. The Board selected Ms. Morfitt to serve as director because she has extensive public board experience, and years of leading and managing branded consumer business operations and strategic planning.

Rhoda M. Pitcher has been a member of our Board since December 2005. For the past 12 years, she has been the founder and CEO of Rhoda M Picher Inc., a management consulting firm providing services in organizational strategy and the building of executive capability to Fortune 500 corporations, institutions, start-ups and non-profits. From 1978 to 1997, Ms. Pitcher co-founded, built and sold two international consulting firms. Ms. Pitcher holds a Master’s degree in Organization Development from University Associates. The Board selected Ms. Pitcher to serve as director because she has extensive experience in management consulting, culture development and strategic planning. The Board believes her considerable knowledge of our business gained from more than five years as a director of lululemon makes her well suited to provide advice with respect to our strategic plans, culture and marketing programs.

Independence of the Board

Pursuant to the listing standards of The Nasdaq Stock Market, or NASDAQ, a majority of the members of our Board must qualify as “independent,” as affirmatively determined by the Board. The Board consults with our outside legal counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in the NASDAQ listing standards in effect at the time of the determination.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and lululemon, our senior management and our independent auditors, the Board has affirmatively determined that the following seven directors are independent directors within the meaning of the applicable NASDAQ listing standards: Michael Casey, RoAnn Costin, R. Brad Martin, Martha A.M. Morfitt, David M. Mussafer, Rhoda M. Pitcher and Thomas G. Stemberg. In making this determination, the Board found that none of these directors had a material or other disqualifying relationship with the company. Dennis J. Wilson, our Chairman of the Board and our Chief Innovation and Branding Officer, and Christine M. Day, our Chief Executive Officer, are not independent directors by virtue of their current employment with lululemon.

Executive Sessions

Non-management directors meet in an executive session without management present each time the Board holds its regularly scheduled meetings. Mr. Martin has been designated by the Board to act as the Lead Director for such executive sessions of non-management directors.

Committees and Meeting Attendance

The Board has an Audit Committee, a Management Development and Compensation Committee and a Nominating and Governance Committee. Each of these committees operates under a written charter adopted by the Board. Copies of these charters are available on our website at www.lululemon.com. The Board held eight meetings during fiscal 2009. Each of the standing committees of the Board held the number of meetings indicated below. During fiscal 2009, each of our directors attended at least 75% of the total number of meetings of the Board and all of the committees of the Board on which such director served during that period. Directors are encouraged to attend our annual meetings of stockholders. Five directors attended the 2009 annual meeting of stockholders.

The following table sets forth the three standing committees of the Board, the members of each committee during fiscal 2009 and the number of meetings held by each committee:

Management
		Development and	Nominating and
Name of Director	Audit	Compensation	Governance

Michael Casey	Chair
Steve J. Collins(1)			Member
RoAnn Costin	Member
R. Brad Martin	Member(3)	Member	Member(5)(6)
Martha A.M. Morfitt	Member
David M. Mussafer(2)		Chair(4)	Member
Rhoda M. Pitcher		Member	Member
Thomas G. Stemberg		Member(4)	Chair(6)
Number of Meetings in Fiscal 2009	6	6	4

(1)	Mr. Collins resigned from the Board and all Board committees effective immediately prior to the fiscal 2009 annual meeting of stockholders, held on June 10, 2009.

(2)	Mr. Mussafer will resign from the Board and all Board committees effective immediately prior to the Annual Meeting.

(3)	Mr. Martin resigned from the Audit Committee effective June 2009.

(4)	Mr. Stemberg was appointed Chair of the Management Development and Compensation Committee effective March 2010.

(5)	Mr. Martin was appointed to the Nominating and Governance Committee effective December 2009.

(6)	Mr. Martin was appointed as Chair of the Nominating and Governance Committee effective March 2010.

Audit Committee

The Audit Committee is appointed by the Board to assist the Board in fulfilling its financial oversight responsibilities by overseeing the accounting and financial reporting processes of lululemon and audits of our financial statements. The Audit Committee’s primary duties and responsibilities include:

•	Appointing and retaining our independent registered public accounting firm, approving all audit, review, and other services to be provided by our independent registered public accounting firm and determining the compensation to be paid for such services;

•	Overseeing the integrity of our financial reporting process and systems of internal controls regarding accounting and finance;

•	Overseeing the qualifications, independence, and performance of our independent registered public accounting firm;

•	Overseeing the Company’s risk assessment and risk management policies, procedures and practices;

•	Reviewing and, if appropriate, approving any related party transactions;

•	Reviewing lululemon’s Code of Business Conduct and Ethics applicable to all directors, officers, and employees, and monitoring and approving any modifications or waivers of such code;

•	Providing a means for processing complaints and anonymous submissions by employees of concerns regarding accounting or auditing matters; and

•	Monitoring compliance with legal and regulatory requirements.

The current members of the Audit Committee are Michael Casey (Chairman), RoAnn Costin, and Martha A.M. Morfitt. The Board has determined that all members of the Audit Committee meet the independence requirements of both NASDAQ and the SEC and that Michael Casey qualifies as an “Audit Committee Financial Expert,” as defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC. There were six Audit Committee meetings in fiscal 2009.

Management Development and Compensation Committee

The Management Development and Compensation Committee has been delegated authority by the Board to oversee all significant aspects of lululemon’s compensation policies and programs, including:

•	Reviewing and approving the compensation and annual performance objectives and goals of all of our executive officers;

•	Reviewing, approving, and administering incentive-based and equity-based compensation plans in which our executive officers participate;

•	Evaluating risks created by our compensation plans and policies and considering any reasonably likely effect of such risks;

•	Reviewing and recommending to the Board new executive compensation programs; and

•	Reviewing and recommending to the Board proposed changes in director compensation.

The current members of the Management Development and Compensation Committee are Thomas G. Stemberg (Chairman), R. Brad Martin, Rhoda M. Pitcher and David M. Mussafer. Mr. Mussafer will resign from the Board, including the Management Development and Compensation Committee, effective immediately prior to the Annual Meeting. The Board has determined that all of the members of the Management Development and Compensation Committee meet the independence requirements of NASDAQ. The Management Development and Compensation Committee held six meetings during fiscal 2009.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for matters relating to the corporate governance of our company and the nomination of members of the Board and committees thereof. The current members of the Nominating and Governance Committee are R. Brad Martin (Chairman), Thomas G. Stemberg, David M. Mussafer, and Rhoda M. Pitcher. Mr. Mussafer will resign from the Board, including the Nominating and Governance Committee, effective immediately prior to the Annual Meeting. The Board has determined that all members of the Nominating and Governance Committee meet the independence requirements of NASDAQ. The Nominating and Governance Committee held four meetings during fiscal 2009.

Director Nominations

The Nominating and Governance Committee considers nominees recommended by directors, officers, employees, stockholders, and others based upon each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board. Nominees for the Board must be committed to enhancing long-term stockholder value and possess a high level of personal and professional ethics, sound business judgment, appropriate experience and achievements, personal character and integrity. Board members are expected to understand our business and the industry in which we operate, regularly attend Board and committee meetings, participate in meetings and decision making processes in an objective and constructive manner and be available to advise our officers and management. Evaluations of candidates generally involve a review of background materials, internal discussions, and interviews with selected candidates, as appropriate. Upon selection of a qualified candidate, the Nominating and Governance Committee recommends the candidate to the Board. The Nominating and Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

The Nominating and Governance Committee does not have a formal policy regarding the consideration of diversity in identifying nominees for directors. Once the Nominating and Governance Committee has confirmed that an individual meets the general qualifications for a director, and has further determined that such individual is appropriately qualified to serve on our Board, the Nominating and Governance Committee then considers the extent to which the membership of the candidate on the Board would promote a diversity of perspectives, backgrounds and experiences among the directors, including expertise and experience in a diversity of substantive matters pertaining to our business. However, the Board does not believe the subjective and varying nature of this nomination process lend itself to a formal policy or fixed rules with respect to the diversity of the Board.

The Nominating and Governance Committee will consider director candidates recommended by stockholders. The Nominating and Governance Committee will evaluate director candidates in light of several factors, including the general criteria set forth above. Stockholders who wish to recommend individuals for consideration by the Nominating and Governance Committee to become nominees for election to the Board at an annual meeting of stockholders must do so in accordance with the procedures set forth in “Stockholder Proposals to be Presented at the 2011 Annual Meeting of Stockholders” section of this Proxy Statement and in compliance with our bylaws. Each submission must set forth: the name and address of the stockholder on whose behalf the submission is made; the number of our shares that are owned beneficially by such stockholder as of the date of the submission and the time period for which such shares have been held; the derivative securities interests owned beneficially by such stockholder as of the date of the submission; a statement from the record holder of the shares and derivative securities interests verifying the holdings; the full name of the proposed candidate; a description of the proposed candidate’s business experience for at least the previous five years; complete biographical information for the proposed candidate; a description of the proposed candidate’s qualifications as a director; and any other information described in our bylaws and in our “Guidelines for Evaluating Director Candidates,” which is available on our website at www.lululemon.com. To date, the Nominating and Governance Committee has not received a director nomination from a stockholder or stockholders holding more than 5% of our voting stock.

Board Leadership Structure

Our Board believes that one of its most important functions is to protect stockholders’ interests through independent oversight of management, including the Chief Executive Officer. However, the Board does not believe that effective management oversight necessarily mandates a particular management structure, such as a separation of the role and identities of the Chairman of the Board and Chief Executive Officer. The Board considers it important to retain flexibility to exercise its judgment as to the most appropriate management structure for lululemon, based on the particular circumstances facing lululemon from time to time.

Currently, the positions of Chairman of the Board and Chief Executive Officer are held by separate persons because the Board has determined that this structure aids in the oversight of management and is in the best interests of the company and its stockholders at this point in time. Dennis J. Wilson currently serves as Chairman of our Board and also serves as our Chief Innovation and Branding Officer. The Board believes that Mr. Wilson, as the original founder of lululemon, is in a unique position to support continuity in both the product vision and the cultural values of the company that have been an integral part of our success, and that his role as Chairman enables him to be more effective in this role.

The Board has also appointed R. Brad Martin as Lead Director. Since our Chairman, Dennis J. Wilson, is employed by the company, the Board believes it is desirable also to appoint one of its independent members as Lead Director, to provide an additional level of independent oversight over management. The Lead Director, together with the Chairman, performs numerous functions, including working with the Chief Executive Officer and Board committee chairs to develop agendas for Board and committee meetings. In addition, the Lead Director presides at Board meetings when the Chairman is not present, develops agendas for executive sessions of the non-management directors, serves as a liaison between the Chairman and the Chief Executive Officer and the other non-management directors, approves information sent to the Board, approves meeting agendas and schedules for the Board, has the authority to call meetings of the non-management directors and performs such other functions and responsibilities as requested by the Chairman or the Board from time to time.

Communications with Directors

Stockholders may communicate with lululemon directors by transmitting correspondence by mail, facsimile or email, addressed as follows:

Corporate Secretary
c/o lululemon athletica inc.
2285 Clark Drive
Vancouver, British Columbia
Canada V5N 3G9
Facsimile: (604) 874-6124
Email: investors@lululemon.com

The Secretary will, as appropriate, forward communication to the Board or to any individual director, directors, or Board committee to whom the communication is directed.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of the officers, directors and employees of lululemon and its subsidiaries. The most current version is available on our website at www.lululemon.com. If we make any substantive amendments to the code or grant any waiver from a provision of the code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website, as well as via any other means required by NASDAQ rules or applicable law.

Risk Oversight

In its governance role, and particularly in exercising its duty of care and diligence, the Board is responsible for ensuring that appropriate risk management policies and procedures are in place to protect the company’s assets and business. While the Board has the ultimate oversight responsibility for the risk management process, the Board has delegated to the Audit Committee the initial responsibility of overseeing the company’s risk assessment and risk management. In fulfilling its delegated responsibility, the Audit Committee has directed management to ensure that an approach to risk management is implemented as a part of the day-to-day operations of lululemon, and to design internal control systems with a view to identifying and managing material risks.

On a periodic basis (not less than quarterly), the Audit Committee reviews and discusses with our Chief Executive Officer, our Risk and Compliance Team and our internal auditors the company’s significant financial risk exposures and the steps that management has taken to monitor, control and report such risks. In addition, the Audit Committee regularly evaluates the company’s policies, procedures and practices with respect to enterprise risk assessment and risk management, including discussions with management about material risk exposures and the steps being taken to monitor, control and report such risks. The Audit Committee reports its activities to the full Board on a regular basis (not less than annually) and in that regard makes such recommendations to the Board with respect to risk assessment and management as it may deem necessary or appropriate.

Management Development and Compensation Committee Interlocks and Insider Participation

One of the current members of our Management Development and Compensation Committee, David M. Mussafer, briefly served as a corporate officer of lululemon and a subsidiary during part of fiscal 2007 prior to our initial public offering in July 2007. The other three members of the Management Development and Compensation Committee, R. Brad Martin, Thomas G. Stemberg and Rhoda M. Pitcher, have never served as one of our officers or employees. None of our executive officers currently serves, or in fiscal 2009 served, as a member of the board or compensation committee of any entity that has one or more executive officers who serve on our Board or Management Development and Compensation Committee. Mr. Mussafer will resign from the Board and the Management Development and Compensation Committee effective immediately prior to the Annual Meeting.

Director and Officer Stock Ownership Guidelines

In June 2008, we adopted our Director and Officer Stock Ownership Guidelines due to our belief that our officers and non-employee directors should have a meaningful ownership stake in lululemon to underscore the clear linkage of officer, director, and stockholder interests and to encourage a long-term perspective in managing lululemon. Accordingly, our Nominating and Governance Committee adopted formal stock ownership requirements as follows:

Position	Minimum Ownership Requirements
(Dollar Value of Shares)

Directors	4 x Annual Retainer Compensation
Chief Executive Officer	3 x Base Salary
Other Executive Officers reporting to Chief Executive Officer	1 x Base Salary

Non-employee directors and executive officers subject to the guidelines are encouraged to comply with the guidelines by April 2013. New non-executive directors and executive officers who report directly to the Chief Executive Officer are encouraged to comply with these guidelines within five years after their date of hire, appointment or election. The guidelines are voluntary.

Executive Officers

Our executive officers and their ages as of January 31, 2010 were as follows:

			Officer
Name	Age	Positions	Since

Christine M. Day	48	Chief Executive Officer	2008
Dennis J. Wilson	54	Chief Innovation and Branding Officer	1998
John E. Currie	54	Executive Vice President, Chief Financial Officer	2007
Sheree Waterson	54	Executive Vice President, General Merchandise Management and Sourcing	2008
Delaney Schweitzer	38	Executive Vice President, Retail Operations North America	2010

Christine M. Day’s biographical summary is included under “Corporate Governance — Our Board of Directors.”

Dennis J. Wilson’s biographical summary is included under “Corporate Governance — Our Board of Directors.”

John E. Currie has served as our Executive Vice President, Chief Financial Officer since January 2007. Prior to joining lululemon, he worked for Intrawest Corporation, a provider of destination resorts and leisure travel, from 1996 to 2006, including as CFO from 2004 to 2006, and Senior Vice President, Financing & Taxation, from 1997 to 2004. Prior to joining Intrawest, he held senior financial positions within the BCE Group, a telecommunications service provider, and was a specialist in international taxation with a major accounting firm. Mr. Currie is a member of the board of directors of Hathor Exploration Limited. He is a chartered accountant, and received his Bachelor of Commerce degree from the University of British Columbia.

Sheree Waterson has served as our Executive Vice President, General Merchandise Management and Sourcing, since June 2008. Prior to joining lululemon, she served as President of Speedo North America, a Warnaco, Inc. brand, from January 2005 to June 2007. She was Vice President of Merchandising, Women’s, for Levi Strauss & Co., from January 2002 to August 2004, when she spearheaded initial work on new women’s speed-to-market and profitability models and pioneered the “fit logic” initiative. From July 1997 to August 2001, she served as CEO of Enfashion.com. She graduated from the University of California, Berkeley with a BA in Psychology.

Delaney Schweitzer began her career at lululemon in 2002. As one of the company’s pioneers, Ms. Schweitzer helped grow the company from one store in Canada to 115 stores in North America. Since her days as a lululemon educator, then store manager, Ms. Schweitzer has served in various capacities within lululemon, including Director of Training and Culture, and Director of Original Intent. She currently holds the position of Executive Vice President, Retail Operations North America, and is responsible for overseeing the company’s North American store operations including directing the area managers and regional managers, culture development and training, and managing the operational solutions team. Prior to joining lululemon, Ms. Schweitzer spent 10 years in the hospitality industry as a general manager for The Keg restaurant. She is a graduate of the Executive Advanced Management Program at Harvard Business School.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm to audit the consolidated financial statements of lululemon for the fiscal year ending January 30, 2011. PwC has acted in such capacity since its appointment in fiscal 2006. A representative of PwC is expected to be present at the Annual Meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

The following table sets forth the aggregate fees billed to lululemon for the fiscal years ended January 31, 2010 and February 1, 2009 by PwC:

	Fiscal 2009	Fiscal 2008

Audit Fees(1)	$632,542	$697,614
Audit-Related Fees(2)	$0	$0
Tax Fees(3)	$0	$0
All Other Fees(4)	$0	$0

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of the company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by PwC in connection with statutory and regulatory filings or engagements, including issuance of comfort letters to underwriters and consent procedures in connection with our initial public offering and other public filings in fiscal 2007.

(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the company’s consolidated financial statements and are not reported under “Audit Fees.”

(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning (domestic and international). These services include assistance regarding federal, state and international tax compliance, acquisitions and international tax planning.

(4)	All Other Fees consist of fees for products and services other than the services reported above.

None of the services related to Audit-Related Fees, Tax Fees or All Other Fees described above was approved by the Audit Committee pursuant to the waiver of pre-approval provisions set forth in applicable rules of the SEC. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval. The Chairman of the Audit Committee is also authorized, pursuant to delegated authority, to pre-approve additional services of up to $25,000 per engagement on a case-by-case basis, and such approvals are communicated to the full Audit Committee at its next meeting.

Vote Required and Board Recommendation

Approval of this proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively on the proposal at the Annual Meeting, as well as the presence of a quorum representing a majority of all outstanding shares of our Common Stock, either in person or by proxy. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

The Board unanimously recommends a vote “FOR” the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2011.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees lululemon’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles. The Audit Committee also evaluates lululemon’s policies, procedures and practices with respect to enterprise risk assessment and risk management, including discussions with management about material risk exposures and steps being taken to monitor, control and report such risks.

The Audit Committee consists of three directors, each of whom, in the judgment of the Board, is an “independent director” as defined in the listing standards for The Nasdaq Stock Market. The Audit Committee acts pursuant to a written charter that has been adopted by the Board. A copy of this charter is available on our website at www.lululemon.com.

The Audit Committee has reviewed and discussed the audited financial statements with management. The Audit Committee has discussed and reviewed with the auditors all matters required to be discussed Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). The Audit Committee has met with PricewaterhouseCoopers LLP, with and without management present, to discuss the overall scope of PricewaterhouseCoopers LLP’s audit, the results of its examinations, and the overall quality of its financial reporting.

The Audit Committee has received from the auditors a formal written statement describing all relationships between the auditors and lululemon that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that lululemon’s audited financial statements be included in lululemon’s Annual Report on Form 10-K for the fiscal year ended January 31, 2010.

AUDIT COMMITTEE

Michael Casey (Chairman)
RoAnn Costin
Martha A.M. Morfitt

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

The primary goals of our executive compensation program are to:

•	attract, retain, motivate and reward talented executives;

•	tie annual and long-term compensation incentives to achievement of specified performance objectives inherent in our business strategy;

•	create long-term value for our stockholders by aligning the interests of our executives with those of our stockholders; and

•	provide our executives with a total compensation package that recognizes individual contributions, as well as overall business results.

To achieve these goals, we intend to maintain compensation plans that tie a substantial portion of our executives’ overall compensation to the achievement of key strategic, operational and financial goals.

Our Management Development and Compensation Committee and Board evaluate individual executive performance with the goal of setting compensation at levels that they believe are comparable with executives in other companies of similar size and stage of development operating in the retail apparel industry. In connection with setting appropriate levels of compensation, our Management Development and Compensation Committee and Board base their decisions on their general business and industry knowledge and experience and publicly available information of high growth retailers, branded athletic apparel companies, and other comparable companies, while also taking into account our relative performance and strategic goals. We intend to continue to conduct an annual review of the aggregate level of our executive compensation as part of our annual budget review and annual performance review processes. As part of this review, we will determine the operating metrics and non-financial elements used to measure our performance and to compensate our executive officers. This review is based on our knowledge of how other retail apparel companies measure their executives’ performance and on the key operating metrics that are critical in our effort to increase the value of our company.

Role of Executive Officers in Executive Compensation

Our Management Development and Compensation Committee determines the compensation for our executive officers, based in part on recommendations from our Chief Executive Officer.

Elements of Compensation

Our executive officer compensation consists of the following components:

•	base salary;

•	annual cash incentives linked to corporate and individual performance;

•	long-term incentive awards in the form of equity-based compensation; and

•	other executive benefits such as reimbursement of relocation and moving expenses, temporary housing, health benefits, life insurance, and tax consulting services.

Our Management Development and Compensation Committee’s policies with respect to each of these elements, including the basis for the compensation awarded to our executive officers, are discussed below. In addition, while each element of compensation described below is considered separately, our Management Development and Compensation Committee takes into account the full compensation package for each individual in determining total compensation.

Base Salary

The base salary established for each of our executive officers is intended to reflect each individual’s responsibilities, experience, prior performance and other discretionary factors deemed relevant by our Management Development and Compensation Committee and Board. Base salary is also designed to provide our executive officers with steady cash flow during the course of the fiscal year that is not contingent on short-term variations in our operating performance. We believe that executive base salaries targeted at, or slightly above, the midpoint of the market is a key factor in attracting and retaining the services of qualified executives. Our Management Development and Compensation Committee determines market level based on our executives’ experience in the industry with reference to the base salaries of similarly situated executives in other companies of similar size and stage of development operating in the retail apparel industry, as provided in publicly available documents.

In considering whether to adjust base salary from year to year, our Management Development and Compensation Committee considers the following:

•	corporate performance and the performance of each individual executive officer;

•	new responsibilities delegated to each executive officer during the year;

•	any contractual agreements with our executive officers; and

•	the competitive marketplace for executive talent, including a comparison of base salaries for comparable positions at other similarly situated companies operating in the retail apparel industry.

To help guide the components and levels of our executive compensation, the Management Development and Compensation Committee engaged the Hay Group in January 2008. The Hay Group assisted the Management Development and Compensation Committee with development of a peer group of companies, such as Bon Ton Stores, Charlotte Russe, Columbia Sportswear, Dress Barn, Guess, Hanes Brands, Jaclyn, Jones Apparel, Movado Group, Retail Ventures, Show Carnival, Syms, Timberland and Zumiez, and reviewed compensation practices of this peer group to assist the Management Development and Compensation Committee with development of the primary elements of our executive compensation program. The Management Development and Compensation Committee has based fiscal 2009 and fiscal 2010 executive compensation in part on the analysis conducted by the Hay Group.

With these principles in mind, base salaries are reviewed at least annually by our Management Development and Compensation Committee and the Board, and may be adjusted from time to time based on the results of this review.

Fiscal 2010, 2009, and 2008 Base Salaries

The following table sets forth the fiscal 2010, 2009 and 2008 base salaries (in Canadian dollars) for each of our executive officers:

	Fiscal 2010	Fiscal 2009	Fiscal 2008
	Base Salary	Base Salary	Base Salary
Name	($)	($)	($)

Christine M. Day(1)	600,000	550,000	550,000
John E. Currie	400,000	375,000	375,000
Dennis J. Wilson	302,500	275,000	250,000
Sheree Waterson(2)	385,000	350,000	350,000
Delaney Schweitzer(3)	250,000	200,000	175,000

(1)	Ms. Day became Chief Executive Officer of the company effective June 30, 2008.

(2)	Ms. Waterson became Executive Vice President, General Merchandise Management and Sourcing effective June 16, 2008.

(3)	Ms. Schweitzer was promoted to the position of Executive Vice President, Retail Operations North America effective March 2010.

Annual Cash Incentives

Annual Discretionary Cash Performance Bonus.  Our Board has the authority and discretion to award annual cash performance bonuses to our executive officers. The annual performance bonuses are intended to compensate officers for achieving financial, operational and strategic goals and for achieving individual annual performance objectives. These annual bonus amounts are intended to reward both overall company and individual performance during the year and, as such, can be highly variable from year to year. Cash bonuses, as opposed to equity grants, are designed to more immediately reward annual performance against key short-term performance metrics. We believe that establishing cash bonus opportunities is an important factor in both attracting and retaining the services of qualified and highly skilled executives.

Pursuant to the terms of their employment agreements with us, each of Mr. Wilson, Ms. Day, Mr. Currie, Ms. Waterson and Ms. Schweitzer is eligible to receive an annual bonus of up to 75%, 75%, 60%, 60% and 60%, respectively, of his or her base salary, if specified corporate and individual performance goals, as established by our Management Development and Compensation Committee, are met for the year.

During the first quarter of each fiscal year, our Management Development and Compensation Committee reviews our performance relative to the achievement of our financial, operational and strategic goals established at the beginning of the preceding fiscal year and each executive’s individual performance and contribution to achieving those goals in order to determine the amount of bonus, if any, payable to our executive officers. In making its determination, the Management Development and Compensation Committee may make adjustments to the corporate and individual performance goals to take into account certain extraordinary and/or non-recurring events such as acquisitions, dispositions, and other corporate transactions that could have an effect on our operating budget during the preceding fiscal year.

2009 Executive Bonus Plan.  In March 2009, our Board, upon the recommendation of the Management Development and Compensation Committee, adopted our 2009 Executive Bonus Plan for our executive officers (in positions of Executive Vice President and above) with respect to performance during fiscal 2009. Taking into account the anticipated challenging global economic environment throughout fiscal 2009, the Management Development and Compensation Committee determined that the corporate performance goals under the 2009 Plan should be adjusted from those under the 2008 Executive Bonus Plan to reflect our priorities for a difficult environment during fiscal 2009. As in the 2008 Plan, the 2009 Plan weights the financial performance goals and individual performance goals for executives so that 90% of the target bonus would be based on the achievement of financial performance goals and 10% would be based on the achievement of individual performance goals.

The weighting of each financial performance goal comprising 90% of the target bonus and a range of potential payouts resulting from the achievement of each financial performance goal were approved by the Management Development and Compensation Committee in March 2009.

		Minimum Company
		Performance
		to Achieve
Company Performance Measure	Weight	100% Bonus

Diluted Earnings Per Share	40.0%	$0.50
Revenue	16.7%	$351 M
Gross Margin	16.7%	47.4%
Inventory Turns	16.7%	2.2 x

In March 2010, the Management Development and Compensation Committee determined that the financial performance goals established under the 2009 Plan had been met and that, pursuant to the terms of the 2009 Plan and based on the achievement of corporate performance goals, bonus payouts under the 2009 Plan would be at the maximum level of 120% of the target bonus amounts.

2010 Executive Bonus Plan.

Administration.  In April 2010, our Board, upon recommendation of the Management Development and Compensation Committee, adopted our 2010 Executive Bonus Plan for our executive officers (in positions of Executive Vice President and above) with respect to performance during fiscal 2010. The 2010 Plan will be administered by the Management Development and Compensation Committee. Among other things, the Management Development and Compensation Committee has the authority to select participants in the 2010 Plan from among the company’s executive officers and to determine the performance goals, target amounts and other terms and conditions of awards under the 2010 Plan. The Management Development and Compensation Committee, in conjunction with the company’s Chief Executive Officer and Chief Financial Officer, also has the authority to establish and amend rules relating to the administration of the 2010 Plan. All decisions made by the Management Development and Compensation Committee in connection with the 2010 Plan will be made in the Management Development and Compensation Committee’s sole discretion and will be final and conclusive.

Eligibility.  Our employees serving in positions of Executive Vice President and above, and other senior officers of the company, as designated by the Management Development and Compensation Committee, are eligible to participate in the 2010 Plan. The Chief Executive Officer has the authority to recommend participants. The Management Development and Compensation Committee has the sole authority to designate participants. Eligibility to participate in the 2010 Plan will cease upon termination of the participant’s employment, withdrawal of designation by the Management Development and Compensation Committee, transfer of the participant to a position compensated otherwise than as provided in the 2010 Plan, termination of the plan by the company, or if the participant engaged, directly or indirectly, in any activity which is competitive with any company activity.

Terms of Awards.  Awards under the 2010 Plan will be payable upon the achievement during fiscal 2010 of specified financial and individual performance goals. After the end of the performance period, the Management Development and Compensation Committee will certify the extent to which the performance goals are achieved and determine the amount of any bonuses that are payable, provided that the Management Development and Compensation Committee will have the discretion to determine that the actual amount paid with respect to an award will be less than (but not greater than) the amount calculated under the 2010 Plan.

Financial Performance Goals.  Pursuant to the terms of the 2010 Plan, the Management Development and Compensation Committee will evaluate the company’s overall financial performance against the following four financial performance goals for fiscal 2010: operating income; company revenue; gross margin; and inventory turns. The Management Development and Compensation Committee has set performance goals for each participant based on the financial performance goals, together with related target awards. The Management Development and Compensation Committee believes that the approved financial goals are reasonable in light of the company’s historic growth and current business strategy, and as such the committee anticipates achievement levels consistent with those achieved historically.

Individual Performance Goals.  The 2010 Plan provides further that the remaining portion of the total bonus payout available to participants will be based on achievement of individual performance goals related to the company’s U.S. operating income and other performance metrics. Individual performance goals may differ from participant to participant.

Target Bonus Amounts.  Pursuant to the terms of the 2010 Plan, the Management Development and Compensation Committee has determined the amount of the target bonus that will be paid to each plan participant if the financial performance goals and individual performance goals are met, and the method by which such amounts will be calculated. The terms of the 2010 Plan permit bonus payouts in excess of the target bonus amount, up to a maximum of 150% of the target bonus amount.

The Management Development and Compensation Committee approved the weighting of the financial performance goals and individual performance goals for our executive officers so that 90% of the target bonus is based on the achievement of financial performance goals and 10% is based on the achievement of individual performance goals. Any bonuses paid under the 2010 Plan will be paid within approximately 75 days after our fiscal 2010 year end.

Equity-Based Compensation.  We believe that equity awards are an important component of our executive compensation program and that providing a significant portion of our executive officers’ total compensation package in equity-based compensation aligns the incentives of our executives with the interests of our stockholders and with our long-term success. Additionally, we believe that equity-based awards enable us to attract, motivate, retain and adequately compensate executive talent. To that end, we award equity-based compensation in the form of options to purchase our Common Stock, as well as performance share awards that represent the contingent right to receive shares of our Common Stock. Our Management Development and Compensation Committee believes stock options and performance share awards provide executives with a significant long-term interest in our success by rewarding the creation of stockholder value over time.

Generally, each executive officer is provided with a stock option grant and performance share award when they join our company based upon their position with us and their relevant prior experience. The stock options grants generally vest in four equal annual installments beginning on the first anniversary of the date of grant to encourage executive longevity and to compensate our executive officers for their contribution over the long-term. The performance share awards generally vest over a three-year period in accordance with performance-based criteria.

Stock options are granted with an exercise price equal to the closing price of our Common Stock on the date of grant.

Our Management Development and Compensation Committee determines the size, terms and conditions of option grants and performance share awards to our executive officers in accordance with the terms of the applicable plan. Equity grants made to our executive officers are recommended by our Management Development and Compensation Committee and approved by our Board, or may be approved directly by our Management Development and Compensation Committee.

Severance Arrangements.  We have entered into employment agreements with each of Mr. Wilson, Ms. Day, Ms. Waterson and Ms. Schweitzer that provide him or her with certain severance rights. These agreements were made in order to attract and retain the services of these particular executives. The agreements were the result of negotiations between the parties, which we believe resulted in severance rights that are commercially reasonable and typical of the rights afforded to similarly situated executives in other companies of similar size and stage of development operating in the retail apparel industry.

In each case, the severance payments are contingent on the occurrence of certain termination (or constructive termination) events and require the executive to execute a release of claims in our favor. These severance arrangements are intended to provide the executives with a sense of security in making the commitment to dedicate his or her professional career to our success. These severance rights do not differ based on whether or not we experience a change in control. The specific terms of these arrangements are discussed in detail below under the heading “— Agreements with Named Executive Officers.”

Other Benefits.  Our executive compensation program includes limited and other benefits. The cost of providing these and other benefits to the named executive officers is included in the amounts shown in the “All Other Compensation” column of the Summary Compensation Table on page 22 and detailed in footnote 4 to such table. We believe the executive benefits we provide are representative of benefits offered by the companies with which we compete for executive talent, and therefore offering these benefits serves the objective of attracting and retaining top executive talent. A discussion and analysis of such benefits follows.

•	Relocation Package. Under limited circumstances, we provide certain relocation benefits to executive officers who relocate to Canada from another country for work on the company’s behalf. Ms. Day and Ms. Waterson both relocated to Canada from the United States for purposes of working for the company. Each of Ms. Day and Ms. Waterson received tax preparation assistance, reimbursement of moving expenses and reimbursement of temporary housing expenses.

•	Housing and Living Expenses. We agreed to pay certain housing and living expenses to certain of our named executive officers in connection with their relocation to Canada.

•	Executive Life and Long-Term Disability Insurance. We provide life and long-term disability insurance to our named executive officers. We believe this is a standard benefit offered to executive-level management by comparator group companies.

We have no current plans to make changes to the employment agreements of our Chief Innovation and Branding Officer, Chief Executive Officer, Chief Financial Officer, Executive Vice President, General Merchandise Management and Sourcing, or Executive Vice President, Retail Operations North America (except as required by law or as required to clarify the benefits to which our executive officers are entitled as set forth herein) or to levels of benefits and perquisites provided to our executive officers.

Risk Considerations in Determining Compensation

Our Management Development and Compensation Committee reviewed the various design elements of our compensation program to determine whether any of its aspects encourage excessive or inappropriate risk-taking. Following the risk evaluation, the Management Development and Compensation Committee concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the company.

Tax and Accounting Considerations Affecting Executive Compensation

We structure our compensation program in a manner that is consistent with our compensation philosophy and objectives. However, while it is our Management Development and Compensation Committee’s general intention to design the components of our executive compensation program in a manner that is tax efficient for both us and our executives, there can be no assurance that our Management Development and Compensation Committee will always approve compensation that is tax advantageous for us.

Similarly, we endeavor to design our equity incentive awards conventionally, so that they are accounted for under standards governing equity-based arrangements and, more specifically, so that they are afforded fixed treatment under those standards.

SUMMARY COMPENSATION TABLE

The following table sets forth summary information concerning the compensation of our principal executive officer and principal financial officer and each of our next three most highly compensated executive officers during fiscal 2009, 2008, and 2007. We refer to these persons as our “named executive officers.” The dollar amounts shown were converted to U.S. dollars from Canadian dollars using the average of the exchange rates on the last business day of each month during the applicable fiscal year. Applying this formula to fiscal 2009, 2008, and 2007, CDN$1.00 was equal to US$0.895, US$0.928, and US$0.947, respectively.

					Non-Equity
				Option	Incentive Plan	All Other
	Fiscal	Salary	Bonus	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)

Dennis J. Wilson, Chairman and Chief Innovation and Branding Officer(5)	2009	241,822	—	—	219,666	—	461,488
	2008	240,962	—	—	—	18	240,962
	2007	236,750	—	—	198,870	—	435,620
Christine M. Day, Chief Executive Officer(6)	2009	492,250	—	1,459,799	443,025	3,759	2,398,833
	2008	448,019	—	815,933	—	63,586	1,327,538
	2007	27,934	—	41,406	—	—	69,340
John E. Currie, Executive Vice President, Chief Financial Officer(7)	2009	332,780	—	790,652	241,650	1,611	1,366,693
	2008	332,884	—	722,625	—	18	1,055,527
	2007	307,775	—	722,628	208,671	—	1,239,074
Sheree Waterson, Executive Vice President, General Merchandise Management and Sourcing(8)	2009	313,250	—	293,092	225,540	46,185	878,067
	2008	192,235	—	100,862	—	45,870	293,097
	2007	—	—	—	—	—	—
Delaney Schweitzer, Executive Vice President, Retail Operations North America (9)	2009	179,000	—	138,798	85,920	—	374,603
	2008	162,976	41,760	161,499	—	—	301,084
	2007	139,362	—	154,965	75,287	—	310,997

(1)	In fiscal 2008 the company awarded a discretionary performance bonus to Ms. Schweitzer, who was not an officer of the company at the time, in the amount of $41,760.

(2)	This column reflects the dollar amount recognized for financial accounting reporting purposes for the fiscal year in accordance with FASB ASC Topic 718. See the “Grants of Plan Based Awards Table” for information on stock options granted to our named executive officers in fiscal 2009. These amounts reflect our annual accounting expense for these awards, and do not correspond to the actual value that will be realized by the executive officer. See the notes to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended January 31, 2010 for a discussion of all assumptions made by us in determining the FASB ASC Topic 718 values of our equity awards.

(3)	Non-Equity Incentive Plan Compensation includes the annual bonus paid to certain officers of the company. For fiscal 2008 the company did not achieve its bonus targets and therefore a bonus was not paid out to those officers.

(4)	For fiscal 2009, all other compensation consists of: (a) personal tax preparation fees paid on behalf of the following individuals in the following amounts: Ms. Day — $3,759 and Ms. Waterson — $2,305 (b) membership fees paid on behalf of Mr. Currie in the amount of $1,611, and (c) payments made on behalf of Ms. Waterson for housing and other living expenses in the amount of $43,565. For fiscal 2008, all other compensation consists of: (a) life insurance premiums paid on behalf of the following individuals in the following amounts: Mr. Wilson — $18 and Mr. Currie — $18 and (b) employee moving allowances paid on behalf of the following individuals in the following amounts: Ms. Day — $63,586 and Ms. Waterson — $45,870.

(5)	Mr. Wilson’s 2007 bonus related solely to a discretionary performance bonus.

(6)	Ms. Day joined us as our Executive Vice President, Retail Operations, in January 2008 and has served as our Chief Executive Officer since July 2008.

(7)	Mr. Currie joined us as our Executive Vice President, Chief Financial Officer in January 2007.

(8)	Ms. Waterson joined us as our Executive Vice President, General Merchandise Management and Sourcing in June 2008.

(9)	Ms. Schweitzer was promoted to the position of Executive Vice President, Retail Operations North America in March 2010.

2009 GRANTS OF PLAN-BASED AWARDS

The following table sets forth each grant of an award made to a named executive officer in fiscal 2009.

		Estimated Future		Grant Date
		Payouts Under	Exercise or	Fair Value of
		Equity Incentive	Base Price of	Stock and
		Plan Awards Target	Option Awards	Option Awards
Name	Grant Date(1)	(#)	($/Share)	($)(2)

Christine M. Day	03/30/09	200,000	8.28	902,220
	09/14/09	50,000	23.50	640,162
	01/07/10	41,667	17.60	733,468
John E. Currie	03/30/09	40,000	8.28	180,444
	09/14/09	20,000	23.50	256,065
Sheree Waterson	03/30/09	60,000	8.28	270,666
	06/16/09	45,000	12.99	318,474
	09/14/09	20,000	23.50	256,065
Delaney Schweitzer	09/14/09	10,000	23.50	128,032

(1)	The above granted stock options will vest in 25% installments on the four anniversary dates following the grant date.
(2)	This column reflects the grant date fair value of the option granted in accordance with FASB ASC Topic 718. See the notes to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended January 31, 2010 for a discussion of all assumptions made by us in determining the FASB ASC Topic 718 values of our equity awards.

2009 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth unexercised stock options, stock that has not yet vested and equity incentive plan awards for each named executive officer outstanding as of the fiscal year ended January 31, 2010.

		Number of	Number of
		Securities	Securities
		Underlying	Underlying	Option
		Unexercised	Unexercised	Exercise	Option
		Options (#)	Options (#)	Price	Expiration
Name	Grant Date(1)	Exercisable	Unexercisable	($)	Date

Christine M. Day	01/18/08	62,500	62,500	33.66	01/18/18
	08/01/08	20,833	62,500	22.02	08/01/18
	09/02/08	20,833	62,500	18.91	09/02/18
	10/01/08	20,833	62,501	23.74	10/01/18
	01/07/09	10,416	31,251	8.18	01/07/19
	03/30/09	—	200,000	8.28	03/30/16
	09/14/09	—	50,000	23.50	09/14/16
	01/07/10		41,667	32.31	01/07/17
John E. Currie	01/03/07	16,083	16,084	0.49	01/03/17
	01/03/07	150,163	73,251	0.60	01/03/17
	03/30/09	—	40,000	8.28	03/30/16
	09/14/19	—	20,000	23.50	09/14/16
Sheree Waterson	06/16/08	11,250	33,750	28.47	06/16/18
	03/30/09	—	60,000	8.28	03/30/16
	06/16/09	—	45,000	12.99	06/16/16
	09/14/09	—	20,000	23.50	09/14/16
Delaney Schweitzer(2)	12/27/06	4,288	2,145	0.49	12/27/16
	12/27/06	9,767	9,767	0.60	12/27/16
	09/14/09	—	10,000	23.50	09/14/16

(1)	The above granted stock options vest in 25% installments on the four anniversary dates following the grant date.

(2)	In addition to the company option awards listed above, Ms. Schweitzer also holds options and shares in LIPO Investments (USA), Inc. through a shareholder sponsored plan. Upon Ms. Schweitzer’s tender of LIPO Investments (USA), Inc. shares or options, LIPO Investments (USA), Inc. may, in its sole discretion, elect to settle such tender in either shares of our Common Stock or in cash. LIPO Investments (USA), Inc. is under no obligation to accept any such tender of options or shares.

2009 OPTION EXERCISES

The following table provides information regarding stock options exercised by our named executive officers during fiscal 2009. Value realized is calculated by subtracting the aggregate exercise price of the options exercised from the aggregate market value of the shares of common stock acquired on the date of exercise.

	Option Awards
		Number of Shares
		Acquired on	Value Realized on
Name	Grant Date	Exercise (#)	Exercise ($)

John E. Currie	01/03/07	50,067	1,143,027
Delaney Schweitzer	12/27/06	9,767	276,795

DIRECTOR COMPENSATION

General Description of Director Compensation

Each of our non-employee directors receives compensation for participating on our Board comprised of an annual retainer and fees for each meeting attended based on the following schedule:

	Fiscal 2010	Fiscal 2009
Meeting Attendance
In-person	$1,000	$1,000
Telephonic	500	500
Committee	500	500
Retainers
All directors	30,000	30,000
Additional Retainers
Chairman	30,000	30,000
Audit Committee Chair	20,000	20,000
Management Development and Compensation Committee Chair	10,000	10,000
Lead Director	10,000	10,000

In addition to the amounts set forth in the table above, each non-employee director annually shall be entitled to equity compensation consisting of (1) an annual grant of a restricted stock award under our 2007 Equity Incentive Plan having a fair value at the time of grant equal to $30,000, subject to one-year vesting, and (2) an annual option grant under our 2007 Equity Incentive Plan having a fair value at the time of grant equal to $80,000 subject to annual four-year vesting on each anniversary of the grant date. Such annual non-employee director grants will be made at the conclusion of each annual meeting of stockholders if the director is then a member of our Board. Stock option grants have historically had a ten or seven year term. The Board will determine the appropriate term of the 2010 non-employee director grants at the time of grant. The non-employee director grants will have an exercise price equal to the fair market value on the date of grant.

The following table sets forth the amount of compensation we paid to each of our directors for fiscal 2009.

	Fees Earned
	or Paid	Stock	Option
	in Cash	Awards	Awards	Total
Name	($)	($)(1)	($)(2)	($)

Michael Casey	58,500	30,000	80,000	168,500
Steven J. Collins(3)	10,750	—	—	10,750
RoAnn Costin	39,000	30,000	80,000	149,000
R. Brad Martin	49,500	30,000	80,000	159,500
Martha A.M. Morfitt	37,093	30,000	80,000	147,093
David M. Mussafer(4)	50,500	30,000	80,000	160,500
Rhoda M. Pitcher	40,000	30,000	80,000	150,000
Thomas G. Stemberg	41,000	30,000	80,000	151,000

(1)	The amounts in this column represent the expense recognized in fiscal 2009 by the company in accordance with FASB ASC Topic 718. See the notes to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended January 31, 2010 for a discussion of all assumptions made by us in determining the FASB ASC Topic 718 values of our stock awards.

(2)	The amounts in this column represent the expense recognized in fiscal 2009 by the company in accordance with FASB ASC Topic 718. See the notes to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended January 31, 2010 for a discussion of all assumptions made by us in determining the FASB ASC Topic 718 values of our equity awards.

(3)	Steven J. Collins resigned as a director of the company immediately prior to the 2009 annual meeting of stockholders on June 10, 2009.

(4)	David M. Mussafer, a current Class III director, will resign as a director immediately prior to the Annual Meeting.

The following table summarizes director options and restricted shares granted in fiscal 2009:

			Grant Date Fair
		Securities	Value of Securities
	Securities	Underlying	Underlying Options
	Underlying	Restricted Stock	and Restricted Stock
	Option Granted	Award Granted	Awards Granted
	During Fiscal 2009	During Fiscal 2009	During Fiscal 2009(1)
Name	(#)	(#)	($)

Michael Casey	10,617	2,169	110,000
Steven J. Collins(2)	—	—	—
RoAnn Costin	10,617	2,169	110,000
R. Brad Martin	10,617	2,169	110,000
Martha A.M. Morfitt	10,617	2,169	110,000
David M. Mussafer(3)	10,617	2,169	110,000
Rhoda M. Pitcher	10,617	2,169	110,000
Thomas G. Stemberg	10,617	2,169	110,000

(1)	The amounts in this column represent the grant date fair value of the options and restricted stock awards granted in fiscal 2009 by the company in accordance with FASB ASC Topic 718. See the notes to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended January 31, 2010 for a discussion of all assumptions made by us in determining the FASB ASC Topic 718 values of our equity awards.
(2)	Steven J. Collins resigned as a director of the company immediately prior to the 2009 annual meeting of stockholders on June 2009.
(3)	David M. Mussafer, a current Class III director, will resign as a director immediately prior to the Annual Meeting.

Agreements with Named Executive Officers

Christine M. Day

On August 1, 2008, we entered into an Executive Employment Agreement with Christine M. Day, our Chief Executive Officer. The term of Ms. Day’s employment agreement continues until either she or we terminate her employment. Under the terms of her employment agreement, Ms. Day received an initial annual base salary of CDN$550,000, which has subsequently been adjusted to CDN$600,000. Ms. Day is also eligible to receive an annual performance bonus of 75% of her base salary for the applicable fiscal year, if specified corporate and individual performance goals are met for that year. Pursuant to the terms of her employment agreement, the company granted Ms. Day options to purchase 250,000 shares of Common Stock in connection with her appointment to the position of Chief Executive Officer, 83,333 of which were granted on August 1, 2008, 83,333 of which were granted on September 2, 2008 and 83,334 of which were granted on October 1, 2008. Additionally, Ms. Day retained the right to receive those stock options that we previously agreed to grant to her under the terms of a prior agreement, which include an option to purchase 125,000 shares of Common Stock in connection with her initial hire granted on January 18, 2008, an option to purchase 41,667 shares of Common Stock granted on January 7, 2009, an option to purchase 41,667 shares of Common Stock granted on January 7, 2010, and an agreement to grant her 41,666 shares of Common Stock on January 7, 2011. All options have or will have an exercise price equal to the fair market value of our Common Stock on the date of grant and will vest 25% per year for four years on each anniversary of the effective grant date of the option.

Ms. Day agrees to serve as a director of the company and its affiliates, and will not be entitled to additional compensation for such positions. Upon the termination of her employment agreement for any reason, Ms. Day agrees to resign from all such director positions. Ms. Day further covenants that she will not serve as a director of more than two entities that are unrelated to the company, and agrees to obtain the advance consent of the Board prior to commencing any such service for an unrelated entity.

We will reimburse Ms. Day for all reasonable out-of-pocket expenses and she is entitled to participate in the employee benefit and fringe benefit arrangements generally available to the company’s senior executive employees. Additionally, we will provide Ms. Day with benefit coverage for her dependents up to a maximum amount of US$12,000, and will also reimburse Ms. Day for the cost of supplemental term life insurance up to a maximum amount of US$17,500 per year.

Ms. Day’s employment may be terminated by Ms. Day or by us at any time, with or without cause. In the event Ms. Day voluntarily resigns or we terminate her employment for cause, she will receive only her base salary then in effect and benefits earned and payable as of the date of termination. In the event we terminate Ms. Day without cause, and subject to her compliance with the surviving terms of the employment agreement and a non-compete, non-solicitation and non-disparagement agreement and execution of a full release, she will be entitled to a minimum of 12 months of base salary, which amount will be increased by two additional months of base salary for each additional year of service that Ms. Day provides to the company, up to a maximum amount of 18 months of base salary.

For purposes of Ms. Day’s employment agreement with us, termination “for cause” will be deemed to have occurred upon the happening of any act, or failure to act, which would constitute cause at common law, and includes:

•	conduct by, or authorized or permitted by, Ms. Day;

•	violation of any contractual or common law duty to the company;

•	unlawful activity;

•	activity contrary to professional or ethical standards; and

•	breach of the terms and conditions of the employment agreement by Ms. Day which amount to just cause at common law.

Ms. Day is also obligated to maintain the confidentiality of our proprietary information. In addition, Ms. Day agrees that all rights to our proprietary information and intellectual property are and will remain our sole and exclusive property.

Dennis J. Wilson

On December 5, 2005, we entered into an Employment and Restrictive Covenant Agreement with Dennis J. Wilson, our Chairman and Chief Innovation and Branding Officer. The term of Mr. Wilson’s employment agreement continues until either he or we terminate his employment. Under the terms of his employment agreement, Mr. Wilson received an initial annual base salary of CDN$275,000, which has subsequently been adjusted to CDN$302,500. Beginning in 2006, he became eligible for an annual bonus of up to 75% of his base salary for the applicable fiscal year, if specified corporate and individual performance goals, as determined by our Board, are met for that year.

Mr. Wilson is entitled to participate in health insurance, term life insurance, long term disability insurance and other employee benefit arrangements generally available to our employees, as well as to vacation time and reimbursement of his reasonable business expenses.

If we terminate Mr. Wilson’s employment without cause, he will be entitled, provided he agrees to a mutually acceptable release, to:

•	monthly severance payments equal to 24 months of base salary;

•	payment of all accrued and unpaid base salary through the date of such termination;

•	payment for all unused vacation and personal days accrued through the date of such termination; and

•	payment of any otherwise unpaid annual bonus payable with respect to the fiscal year ending prior to the date of such termination.

For purposes of Mr. Wilson’s employment agreement with us, termination “for cause” will be deemed to have occurred upon the happening of the following:

•	theft, embezzlement, fraud, or similar acts of misconduct or misappropriation by Mr. Wilson;

•	a material breach of any agreement with or duty owed to us;

•	a refusal to perform the lawful and reasonable directives of our Board; and

•	any other conduct that would constitute just cause at common law.

If Mr. Wilson’s employment is otherwise terminated, including for cause or as a result of his death or disability, then we will only be obligated to pay him accrued and unpaid base salary through the date of such termination.

Mr. Wilson is obligated, for 24 months following his termination, not to:

•	participate in a company that competes against us in the United States or Canada;

•	become interested in a company that competes against us;

•	influence or attempt to influence any of our employees, consultants, suppliers, licensors, licensees, contractors, agents, strategic partners, distributors, customers or other persons to terminate or modify such person’s agreement or arrangement with us or any of our affiliates; or

•	solicit for employment or employ or retain (or arrange to have any other person or entity employ or retain) any person who has been employed or retained by us or any of our affiliates within the prior 12 months.

Mr. Wilson is also obligated to maintain the confidentiality of our proprietary information. In addition, Mr. Wilson agrees that all rights to our proprietary information and intellectual property are and will remain our sole and exclusive property.

John E. Currie

On March 24, 2010 we entered into an Executive Employment Agreement with our current Executive Vice President, Chief Financial Officer, John E. Currie, amending the terms of Mr. Currie’s employment with us. The employment agreement supersedes and replaces in its entirety Mr. Currie’s prior offer letter with us, dated December 20, 2006.

Under the terms of the employment agreement, Mr. Currie will receive an annual base salary of CDN$400,000. Mr. Currie is eligible to receive an annual target bonus under our Executive Bonus Plan of 60% of his base salary, provided that specified corporate and individual performance goals are met for that year. Mr. Currie will receive four weeks of paid vacation each year. Under the previous offer letter dated December 20, 2006 we granted Mr. Currie options to purchase 357,335 shares of our Common Stock at a weighted average exercise price of $0.58 per share to vest 25% per year for four years on each anniversary of grant date of the option. This option grant was not modified under the current employment agreement.

Mr. Currie covenants that he will not serve as a director of more than two entities that are unrelated to the company, and agrees to obtain the advance consent of our Chief Executive Officer prior to commencing any such service for an unrelated entity.

We will reimburse Mr. Currie for all reasonable out-of-pocket expenses and he is entitled to participate in the employee benefit and fringe benefit arrangements generally available to the company’s senior executive employees.

Mr. Currie’s employment may be terminated by Mr. Currie or by us at any time, with or without cause. In the event Mr. Currie’s employment is terminated by us without cause, Mr. Currie will be entitled to reasonable notice of termination in accordance with applicable Canadian employment laws, compensation in lieu of such reasonable notice of termination, or some combination thereof. Mr. Currie also agrees to be bound by the terms and conditions of a non-compete, non-solicitation and non-disparagement agreement, pursuant to which Mr. Currie agrees, during the 12-month period following his termination, not to compete with the company or solicit for employment any company employee.

Sheree Waterson

On March 24, 2010, we entered into an Executive Employment Agreement with our current Executive Vice President of General Merchandise Management and Sourcing, Sheree Waterson, amending the terms of Ms. Waterson’s employment with us. The employment agreement supersedes and replaces in its entirety Ms. Waterson’s prior offer letter with us, dated December 10, 2008.

Under the terms of the Waterson Agreement, Ms. Waterson will receive an annual base salary of CDN$385,000. Ms. Waterson is eligible to receive an annual performance bonus under our Executive Bonus Plan of 60% of her base salary, provided that specified corporate and individual performance goals are met for that year. Ms. Waterson will receive four weeks of paid vacation each year. Under the previous offer letter dated May 6, 2008 we granted Ms. Waterson options to purchase 90,000 shares of our Common Stock, 45,000 of which were granted on June 16, 2008, and 45,000 of which were granted on June 16, 2009. All options have an exercise price equal to the fair market value of our Common Stock on the date of grant and will vest 25% per year for four years on each anniversary of the effective grant date of the option. This option grant was not modified under the current employment agreement.

Ms. Waterson covenants that she will not serve as a director of more than one entity that is unrelated to the company, and agrees to obtain the advance consent of our Chief Executive Officer prior to commencing any such service for an unrelated entity.

We will reimburse Ms. Waterson for all reasonable out-of-pocket expenses and she is entitled to participate in the employee benefit and fringe benefit arrangements generally available to the company’s senior executive employees.

Ms. Waterson’s employment may be terminated by Ms. Waterson or by us at any time, with or without cause. In the event Ms. Waterson’s employment is terminated by us without cause or due to Ms. Waterson’s permanent disability, and subject to her compliance with the surviving terms of a non-compete, non-solicitation and non-disparagement agreement, she will be entitled to receive an amount equal to her base salary for the 15-month period following such termination date. Ms. Waterson also agrees that during the 15-month period following her termination, she will not compete with the Company or solicit for employment any company employee.

Delaney Schweitzer

On March 24, 2010, we entered into an Executive Employment Agreement with our current Executive Vice President, Retail Operations North America, Delaney Schweitzer, amending the terms of Ms. Schweitzer’s employment with us. The employment agreement supersedes and replaces in its entirety Ms. Schweitzer’s prior offer letter with us, dated May 6, 2008.

Under the terms of the employment agreement, Ms. Schweitzer will receive an annual base salary of CDN$250,000. Ms. Schweitzer is eligible to receive an annual bonus under our Executive Bonus Plan of 60% of her base salary, provided that specified corporate and individual performance goals are met for that year. Ms. Schweitzer will receive four weeks of paid vacation each year.

Ms. Schweitzer covenants that she will not serve as a director of more than one entity that is unrelated to the Company, and agrees to obtain the advance consent of our Chief Executive Officer prior to commencing any such service for an unrelated entity.

We will reimburse Ms. Schweitzer for all reasonable out-of-pocket expenses and she is entitled to participate in the employee benefit and fringe benefit arrangements generally available to the Company’s senior executive employees.

Ms. Schweitzer’s employment may be terminated by Ms. Schweitzer or by us at any time, with or without cause. In the event Ms. Schweitzer’s employment is terminated by us without cause or due to Ms. Schweitzer’s permanent disability, and subject to her compliance with the surviving terms of a non-compete, non-solicitation and non-disparagement agreement, she will be entitled to receive an amount equal to her base salary for the 15-month period following such termination date. Ms. Schweitzer also agrees that during the 15-month period following her termination, she will not compete with the company or solicit for employment any company employee.

Potential Payments upon Termination of Employment and Change in Control

The following tables set forth the payments and benefits that would be due to each of Mr. Wilson, Ms. Day, Mr. Currie, Ms. Waterson and Ms. Schweitzer upon the termination of his or her employment “without cause” (as that term is defined in each named executive officer’s current employment agreement and in our 2007 Equity Incentive Plan). The amounts provided in the tables below assume that each termination was effective as of January 31, 2010 (the last day of our fiscal year). These are merely illustrative of the impact of hypothetical events, based on the terms of arrangements then in effect. The amounts to be payable upon an actual termination of employment can only be determined at the time of such event, based on the facts and circumstances then prevailing. Under the terms of our 2007 Equity Incentive Plan, the Board may, in its sole and absolute discretion, take a number of actions with respect to outstanding stock options and performance share awards, including the acceleration of the unvested portion of the stock options or performance share awards or the cancellation of such outstanding options in exchange for a substitute award. For the purpose of the tables below, we have assumed that the Board would not elect to accelerate the unvested portion of the outstanding stock options or performance share awards. Our agreements with these executives do not contain tax gross-up provisions.

Assuming that Mr. Wilson was terminated “without cause” on January 31, 2010, his payments would have had an estimated value of:

Salary
Continuation
(CDN$)

Termination Without Cause	605,000(1)

(1)	This amount represents Mr. Wilson’s monthly base salary for a period of 24 months. Such amount will be payable over a 24-month period.

Assuming that Ms. Day was terminated “without cause” on January 31, 2010, her payments and benefits would have had an estimated value of:

Salary Continuation
(CDN$)

Termination Without Cause	650,000(1)

(1)	This amount represents Ms. Day’s monthly base salary for a period of 13 months. Such amount will be payable in either a lump sum or monthly at our discretion.

Assuming that Mr. Currie was terminated “without cause” on January 31, 2010, and assuming he received reasonable notice of termination in compliance with applicable Canadian employment laws, he would not be entitled to receive any other payments or benefits.

Assuming that Ms. Waterson was terminated “without cause” on January 31, 2010, her payments and benefits would have had an estimated value of:

Salary Continuation
(CDN$)

Termination Without Cause	481,250(1)

(1)	This amount represents Ms. Waterson’s monthly base salary for a period of 15 months. Such amount will be payable in equal payments on the Company’s regular paydays.

Assuming that Ms. Schweitzer was terminated “without cause” on January 31, 2010, her payments and benefits would have had an estimated value of:

Salary Continuation
(CDN$)

Termination Without Cause	312,500(1)

(1)	This amount represents Ms. Schweitzer’s monthly base salary for a period of 15 months.

Management Development and Compensation Committee Report

We, the Management Development and Compensation Committee of the Board, have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on such review and discussion, we have recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in lululemon’s Annual Report on Form 10-K for the fiscal year ended January 31, 2010.

MANAGEMENT DEVELOPMENT AND
COMPENSATION COMMITTEE

Thomas G. Stemberg (Chairman)
R. Brad Martin
Rhoda M. Pitcher
David M. Mussafer

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Person Transactions for Fiscal 2009

Other than compensation agreements and other arrangements which are described under “Compensation Discussion and Analysis” and the transactions described below, since February 1, 2009, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities or any member of the immediate family of the foregoing persons had or will have a direct or indirect material interest. We believe that we have executed all of the transactions set forth below on terms no less favorable to us than we could have obtained from unaffiliated third parties.

Lease of Retail Location Property to Company

Honeybee Ventures, Ltd., a British Columbia corporation owned 24% by Mr. Wilson, 26% by his wife, Shannon Wilson, and 50% by Mr. Wilson’s brother-in-law and sister-in-law, Ryan and Kimberly Smith, owns the building in which the Victoria, British Columbia lululemon store is located. Commencing on October 1, 2008, lululemon leased the space for its Victoria store from Honeybee Ventures, Ltd. at a monthly rent of CDN$7,292. Unless earlier terminated pursuant to its terms, the lease will continue until June 30, 2012. The total monthly payments due under the lease from October 1, 2008 through the end of its term are approximately CDN$328,125.

Procedures for Approval of Related Person Transactions

In April 2007, we adopted a written statement of policy with respect to related party transactions, which is administered by our Audit Committee. Under our related party transaction policy, a “Related Party Transaction” is any transaction, arrangement or relationship between us or any of our subsidiaries and a Related Person not including any transactions involving less than $60,000 when aggregated with all similar transactions, or transactions that have received pre-approval of our Audit Committee. A “Related Person” is any of our executive officers, directors or director nominees, any stockholder beneficially owning in excess of 5% of our stock or securities exchangeable for our stock, any immediate family member of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is an executive officer, a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest in such entity.

Pursuant to our related party transaction policy, a Related Party Transaction may only be consummated or may only continue if:

•	Our Audit Committee approves or ratifies such transaction in accordance with the terms of the policy; or

•	the Chairman of our Audit Committee pre-approves or ratifies such transaction and the amount involved in the transaction is less than $100,000, provided that for the Related Party Transaction to continue it must be approved by our Audit Committee at its next regularly scheduled meeting.

If advance approval of a Related Party Transaction is not feasible, then that Related Party Transaction will be considered and, if our Audit Committee determines it to be appropriate, ratified, at its next regularly scheduled meeting. If we decide to proceed with a Related Party Transaction without advance approval, then the terms of such Related Party Transaction must permit termination by us without further material obligation in the event our Audit Committee ratification is not forthcoming at our Audit Committee’s next regularly scheduled meeting.

Transactions with Related Persons, though not classified as Related Party Transactions by our related party transaction policy and thus not subject to its review and approval requirements, may still need to be disclosed if required by the applicable securities laws, rules and regulations.

PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP BY MANAGEMENT

The following table sets forth information concerning the “beneficial ownership” of our common stock by (i) those persons who we know to beneficially own more than 5% of our outstanding common stock, (ii) our directors, (iii) the “named executive officers” listed in the Summary Compensation Table on page 22, and (iv) all of our current directors and executive officers as a group. “Beneficial ownership” is a concept which takes into account shares that may be acquired within 60 days of April 27, 2010 (such as by exercising vested stock options) and shares as to which the named person has or shares voting and/or investment power. Information provided for Mr. Wilson, FMR LLC, Capital World Investors, and Columbia Wanger Asset Management, L.P., is based on the latest Schedules 13D or 13G, or Section 16 reports, as applicable, such individual or entity had filed with the SEC as of the date of this Proxy Statement. Information for all other persons is provided as of April 27, 2010.

	Number of Shares
	Beneficially
	Owned
Beneficial Owner(1)	(#)	Percent

Dennis J. Wilson(2)	24,317,529	34.4%
FMR LLC(3)	10,537,842	14.9%
82 Devonshire Street
Boston, MA 02109
Capital World Investors(4)	7,035,714	9.9%
333 South Hope Street
Los Angeles, CA 90071
Columbia Wanger Asset Management, L.P.(5)	5,300,600	7.5%
227 West Monroe Street, Suite 3000
Chicago, IL 60606
Christine M. Day(6)	195,617	*
Rhoda Pitcher(7)	118,349	*
John E. Currie(8)	86,247	*
R. Brad Martin(9)	39,363	*
RoAnn Costin(10)	36,863	*
Delaney Schweitzer(11)	26,516	*
Sheree Waterson(12)	22,500	*
Thomas G. Stemberg(13)	20,793	*
Michael Casey(14)	20,370	*
Martha A.M. Morfitt(15)	14,739	*
David M. Mussafer(16)	14,363	*
Directors and executive officers as a group (12 persons)(2);(6)-(16)	24,908,247	35.2%

*	Less than 1%.

(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. Unless otherwise indicated, the address of the beneficial owner is c/o lululemon athletica inc., at 2285 Clark Drive, Vancouver, British Columbia V5N 3G9.

(2)	Based on a Schedule 13G/A filed by Mr. Wilson with the SEC on February 16, 2010. Includes 18,972,728 shares of Common Stock issuable upon the exchange of Exchangeable Shares of Lulu Canadian Holding, Inc. held by Mr. Wilson, 134,492 shares of Common Stock issuable upon the exchange of Exchangeable Shares of Lulu Canadian Holding, Inc. held by Mr. Wilson’s wife, 5,164,429 shares of Common Stock held by LIPO Investments (USA), Inc., an entity which Mr. Wilson controls and 45,880 shares of Common Stock issuable upon the exchange of Exchangeable Shares of Lulu Canadian Holding, Inc. held by Five Boys Investments ULC, an entity which Mr. Wilson controls. Lulu Canadian Holding, Inc. is an indirect wholly-owned subsidiary of the company. Exchangeable Shares of Lulu Canadian Holding, Inc. may be exchanged on a one-for-one basis for shares of the company’s Common Stock.

(3)	Based on a Schedule 13G/A filed by FMR LLC with the SEC on February 12, 2010. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC, and Edward C. Johnson 3d, may each be deemed to beneficially own the shares held by FMR LLC.

(4)	Based on a Schedule 13G/A filed by Capital World Investors with the SEC on February 11, 2010.

(5)	Based on a Schedule 13G/A filed by Columbia Wanger Asset Management, L.P. on February 10, 2010.

(6)	Includes 10,200 shares and 185,417 shares of our Common Stock issuable upon exercise of options held by Ms. Day that may be exercised within 60 days of April 27, 2010.

(7)	Includes 66,885 shares and 51,464 shares of our Common Stock issuable upon exercise of options held by Ms. Pitcher that may be exercised within 60 days of April 27, 2010.

(8)	Includes 10,000 shares and 76,247 shares of our Common Stock issuable upon exercise of options held by Mr. Currie that may be exercised within 60 days of April 27, 2010.

(9)	Includes 29,885 shares and 9,478 shares of our Common Stock issuable upon exercise of options held by Mr. Martin that may be exercised within 60 days of April 27, 2010.

(10)	Includes 27,385 shares and 9,478 shares of our Common Stock issuable upon exercise of options held by Ms. Costin that may be exercised within 60 days of April 27, 2010.

(11)	Includes 26,516 shares of our Common Stock issuable upon exercise of options held by Ms. Schweitzer that may be exercised within 60 days of April 27, 2010, and 63,703 shares of our Common Stock that may be issuable, in the sole discretion of LIPO Investments (USA), Inc., upon tender of options and shares of LIPO Investments (USA), Inc. held by Ms. Schweitzer that may be tendered within 60 days of April 27, 2010. Upon Ms. Schweitzer’s tender of LIPO Investments (USA), Inc. shares or options, LIPO Investments (USA), Inc. may, in its sole discretion, elect to settle such tender in either shares of our Common Stock or in cash. LIPO Investments (USA), Inc. is under no obligation to accept any such tender of options or shares.

(12)	Includes 22,500 shares of our Common Stock issuable upon exercise of options held by Ms. Waterson that may be exercised within 60 days of April 27, 2010.

(13)	Includes 11,315 shares and 9,478 shares of our Common Stock issuable upon exercise of options held by Mr. Stemberg that may be exercised within 60 days of April 27, 2010. Consists of 930 shares owned in trust and received by such trust in a distribution made on a pro rata basis from Highland Entrepreneurs’ Fund VI, Limited Partnership and from Highland Management Partners VI Limited Partnership for no consideration in a transaction exempt under Rule 16a-9(a).

(14)	Includes 13,681 shares and 6,689 shares of our Common Stock issuable upon exercise of options held by Mr. Casey that may be exercised within 60 days of April 27, 2010.

(15)	Includes 9,140 shares and 5,599 shares of our Common Stock issuable upon exercise of options held by Ms. Morfitt that may be exercised within 60 days of April 27, 2010.

(16)	Includes 4,885 shares and 9,478 shares of our Common Stock issuable upon exercise of options held by Mr. Mussafer that may be exercised within 60 days of April 27, 2010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who beneficially own more than 10% of our Common Stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and greater-than-10% stockholders were complied with for fiscal 2009, except that Christine Day filed one late report with respect to one transaction, R. Brad Martin filed one late report with respect to one transaction, Martha A.M. Morfitt filed one late report with respect to one transaction, and Dennis J. Wilson filed one late report with respect to two transactions.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the Board knows of no other business that will be conducted at the 2010 Annual Meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

STOCKHOLDER PROPOSALS TO BE PRESENTED
AT THE 2011 ANNUAL MEETING OF STOCKHOLDERS

Stockholder proposals to be included in our Proxy Statement for our 2011 Annual Meeting of Stockholders must be received by the Secretary of lululemon no later than December 31, 2010. Notices must be delivered to the Secretary at our executive offices at 2285 Clark Drive, Vancouver, British Columbia, V5N 3G9. If we change the date of the 2011 Annual Meeting of Stockholders by more than 30 days from June 9, 2011, then the deadline will be the later of the 90th day prior to the 2011 Annual Meeting of Stockholders or the 10th day following the day on which we first publicly announce the date of the 2011 Annual Meeting of Stockholders.

Stockholders wishing to submit a proposal (including a nomination for election as a director) for consideration at the 2011 Annual Meeting of Stockholders must do so in accordance with the terms of the advance notice provisions in our bylaws. These advance notice provisions require that, among other things, the stockholder give written notice to the Secretary of lululemon no later than the 120th day prior to the first anniversary of the date on which we first mailed this proxy statement. For the 2011 Annual Meeting of Stockholders, a stockholder’s notice of a proposal will be considered timely if received no later than December 31, 2010. Notices must be delivered to the Secretary at our executive offices at 2285 Clark Drive, Vancouver, British Columbia, V5N 3G9. If we change the date of the 2011 Annual Meeting of Stockholders by more than 30 days from June 9, 2011, then the deadline will be the later of the 90th day prior to the 2011 Annual Meeting of Stockholders or the 10th day following the day on which we first publicly announce the date of the 2011 Annual Meeting of Stockholders.

ANNUAL REPORT AND FORM 10-K

A copy of our combined annual report to stockholders and Annual Report on Form 10-K for the year ended January 31, 2010 will be mailed with this Proxy Statement to those stockholders that elect to receive a paper copy of the proxy materials. For those stockholders that receive the Notice, this Proxy Statement and our fiscal 2009 Annual Report are available at www.proxyvote.com.

By order of the Board of Directors,

/s/  Dennis J. Wilson
Dennis J. Wilson
Chairman of the Board of Directors

April 27, 2010

Whether or not you plan to attend the Annual Meeting, please vote your shares via the Internet, as described in the accompanying materials, to assure that your shares are represented at the meeting, or, if you elect to receive a paper copy of the proxy card by mail, you may mark, sign and date the proxy card and return it in the enclosed postage-paid envelope. If you attend the meeting you will, of course, have the right to revoke the proxy and vote your shares in person.